EXHIBIT 99


Contact:  Rodney A. Young, CEO or Doug Nesbit, CFO

                LECTEC CORPORATION REPORTS SALE OF TAPE EQUIPMENT

       PROCEEDS FROM SALE OF TAPE ASSETS RESULT IN $700,000 CASH INFUSION

MARCH 21, 2001 -- MINNETONKA, MN - LECTEC CORPORATION (NASDAQ NATIONAL MARKET:
LECT) today announced the sale of their tape manufacturing equipment and other related assets to Saudi Arabia based National Medical Products Co. Ltd., who was one of LecTec's former medical tape customers. The company received $700,000 in cash for the sale of the tape manufacturing assets. The proceeds from the transaction will be used to reduce the Company's balance on its line of credit with Wells Fargo Business Credit, Inc.

"The proceeds from this equipment sale provide us two benefits, the infusion of a sizeable amount of cash and the freeing up of additional space. We will utilize the space the medical tape equipment currently occupies for manufacturing and warehousing space, as we execute our topical over- the-counter patch strategy with our TheraPatch and contract manufacturing businesses." Commented Rodney A. Young, LecTec Corporation's Chairman, CEO and President.

LecTec is a health care and consumer products company that develops, manufactures and markets products based on its advanced skin interface technologies. Primary products include a complete line of over-the-counter therapeutic patches.

This press release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. Factors that might cause such differences include, but are not limited to, buying patterns of major customers, competitive forces including new products or pricing pressures, costs associated with and acceptance of the Company's TheraPatch brand strategy, impact of interruptions to production, dependence on key personnel, need for regulatory approvals, the ability to satisfy funding requirements for operating needs, expansion or capital expenditures and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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